Exhibit 99.1


         FNB Corp. Announces First Quarter Earnings Up 25.3%


    ASHEBORO, N.C.--(BUSINESS WIRE)--April 17, 2003--FNB Corp. (Nasdaq: FNBN), the holding company for First National Bank and Trust Company and Rowan Bank, today announced its earnings for the first quarter of 2003.
    Net income for the first quarter increased to $2.262 Million, or $.40 per diluted share, from $1.805 Million, or $.37 per diluted share, in the same period of 2002, the gains in net income and earnings per share being 25.3% and 8.1%, respectively.
    At March 31, 2003, consolidated total assets were $769,666,000, loans were $509,458,000 and deposits were $604,396,000. Return on average equity on an annualized basis for the first quarter of 2003 was 12.23%, and return on average assets was 1.20%. Return on tangible equity and assets (calculated by deducting average goodwill from average equity and from average assets) amounted to 14.74% and 1.22%, respectively.
    FNB Chairman and President, Michael C. Miller, reported to shareholders, "Earnings and asset growth for the first quarter of 2003 reflects the addition of Rowan Bank to the FNB Corp. organization. We are pleased with the strength and growth of our earnings, in spite of the economic conditions in our local market areas. Against the backdrop of a sluggish economy and the lowest interest rate environment in over 40 years, the sales efforts of our teams of bankers resulted in growth in both net interest income and noninterest income. Noninterest income improved to $2,763,000 in 2003 compared to $1,688,000 in 2002, a gain of 63.7%, on the strength of mortgage banking operations, a higher level of fee and service charge income, and increased fiduciary and wealth management revenues. Noninterest expense increased from $4,425,000 to $6,013,000 in the 2003 first quarter, due primarily to the addition of Rowan and increased fringe benefit costs. Also included for the first quarter were $140,000 in data processing conversion expenses that will permit Rowan to broaden significantly the technology-based deposit products and services it offers to its customer base. The integration of Rowan into FNB Corp. continues to progress on schedule."
    Commenting on further expansion of the FNB Corp. organization, Miller added, "We are pleased to report the completion of the acquisition of Dover Mortgage Company, headquartered in Charlotte and with offices in Lake Norman, Greenville, Goldsboro, Raleigh and Wilmington, effective as of April 1, 2003. We look forward to the contributions that this fine company and its talented staff will make to the on-going success of FNB Corp."
    Net interest income increased $984,000 or 17.1% in the first quarter of 2003 compared to the same period in 2002, partially as a result of the growth in earning assets from the addition of Rowan Bank. The net interest margin, negatively affected by the continuing decline in interest rates, amounted to 4.16% in 2003 compared to 4.43% in 2002.
    At March 31, 2003, the allowance for loan losses was $6,169,000, amounting to 1.22% of loans held for investment compared to 1.22% at December 31, 2002 and 1.21% at March 31, 2002. The provision for loan losses recorded in the first quarter of 2003, positively impacted by improved charge-off experience as a result of progress in the resolution of commercial leasing portfolios, was $250,000 compared to the $510,000 provision recorded in the same period of 2002. As of March 31, 2003, nonperforming loans were $7,098,000 in total compared to $6,612,000 and $4,423,000 as of December 31, 2002 and March 31,
2002, respectively. Nonaccrual loans and accruing loans past due 90 days or more amounted to $4,525,000 and $2,573,000, respectively at March 31, 2003, $4,944,000 and $1,268,000 at December 31, 2002, and
$4,121,000 and $302,000 at March 31, 2002. Loans considered impaired as of March 31, 2003 totaled $3,242,000 ($3,180,000 of which was also on nonaccrual status) compared to $3,211,000 and $852,000 as of December 31, 2002 and March 31, 2002, respectively.
    FNB Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company, which operates seventeen community offices in Archdale, Asheboro, Biscoe, Ellerbe, Laurinburg, Pinehurst, Ramseur, Randleman, Rockingham, Seagrove, Siler City, Southern Pines and Trinity, and Rowan Bank, which operates three community offices in China Grove, Kannapolis and Salisbury. Through its subsidiaries, FNB offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, investment management and trust services. Internet banking is available at www.fnbnc.com. Deposits are insured by the Federal Deposit Insurance Corporation.
    FNB Corp. stock is traded on the NASDAQ National Market System under the symbol "FNBN". Market makers for FNB Corp. stock are Scott & Stringfellow, ASG Securities, Keefe, Bruyette & Woods, Goldman Sachs, Ferris Baker Watts, Knight Securities, Ryan Beck & Company, Trident Securities, Sandler O'Neill & Partners and Stern Agee and Leach.

    This news release contains forward-looking statements. Such statements are subject to certain factors which may cause the company's results to vary from those expected, including the risks set forth from time to time in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.


                       FNB Corp. and Subsidiary
                  CONSOLIDATED FINANCIAL INFORMATION
                 (In thousands except per share data)

                                            Three Months Ended
                                                 March 31,
                                           ---------------------
                                            2003           2002
SUMMARY OF OPERATIONS                      ------         ------

Interest income:
 Loans                                      $8,161        $6,756
 Investment securities:
  Taxable income                             1,583         2,220
  Non-taxable income                           330           297
 Other                                          99            29
                                            ------        ------
   Total interest income                    10,173         9,302
Interest expense                             3,421         3,534
                                            ------        ------
Net interest income                          6,752         5,768
Provision for loan losses                      250           510
Net interest income after                   ------        ------
 provision for loan losses                   6,502         5,258
Noninterest income                           2,763         1,688
Noninterest expense                          6,013         4,425
                                            ------        ------
Income before income taxes                   3,252         2,521
Income taxes                                   990           716
                                            ------        ------
Net income                                  $2,262        $1,805
                                            ======        ======

Per share data:
 Net income:
  Basic                                       $.42          $.38
  Diluted                                      .40           .37
 Cash dividends declared                       .14           .14

                                      March 31,          December 31,
                                   ---------------     ---------------
                                    2003     2002           2002
BALANCE SHEET INFORMATION          ------   ------     ---------------

Total assets                      $769,666   $598,001       $754,370
Cash and due from banks             22,727      9,393         15,944
Investment securities              149,606    168,035        153,857
Loans                              509,458    380,606        502,342
Other earning assets                46,318     12,383         41,638
Goodwill                            12,601          -         12,601
Deposits                           604,396    493,229        592,354
Other interest-bearing liabilities  83,694     43,697         81,815
Shareholders' equity                74,599     54,383         73,090

Per share data:
 Book value                         $13.60     $11.45         $13.49
 Closing market price                25.44      15.30          19.39


   FNB Corp. is the holding company for First National Bank and Trust Company and Rowan Bank, which was acquired effective August 1, 2002 under a merger with Rowan Bancorp, Inc. accounted for as a purchase business combination. Prior period financial information has not been restated. FNB Corp. stock is traded on the NASDAQ National Market System under the symbol "FNBN".

   Market makers for FNB Corp. stock are Scott & Stringfellow, ASG Securities, Keefe, Bruyette & Woods, Goldman Sachs, Ferris Baker
Watts, Knight Securities, Ryan Beck & Company, Trident Securities, Sandler O'Neill & Partners and Stern Agee and Leach.


    CONTACT: FNB Corp., Asheboro
             Jerry A. Little, 336/626-8300